EXHIBIT 99.2












                       Consolidated Financial Statements

                         Carolina Freight Corporation *

                         December 31, 1994 and 1993 with
                    Report of Independent Public Accountants































* Shareholders of Carolina Freight Corporation approved a name change to WorldWay Corporation in April 1995.

                          CONSOLIDATED BALANCE SHEETS
                          Carolina Freight Corporation

                                                                December 31,
                                                         ----------------------
(Dollars in thousands)                                        1994         1993
-------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash                                                   $   4,710    $   6,502
  Temporary investments                                      5,011            -
  Investments restricted under letter of credit
    arrangements (at cost, which approximates market)        1,383        1,370
  Customer and interline receivables, net                   16,924       10,091
  Customer receivables held by trust, net                   38,782       35,787
  Other receivables, net                                    13,260        6,985
  Reinsurance balances receivable                           12,149       13,815
  Prepayments -
    Tires on equipment in use                               12,869       13,632
    Other                                                    6,871        5,755
  Inventories of operating supplies                          2,882        2,869
-------------------------------------------------------------------------------
    Total current assets                                   114,841       96,806
-------------------------------------------------------------------------------

Plant and Equipment, at cost:
  Revenue and service equipment                            260,378      267,112
  Land and structures                                      180,706      179,220
  Other equipment                                           63,947       57,356
  Leasehold improvements                                     2,048        1,512
-------------------------------------------------------------------------------
                                                           507,079      505,200
  Less - Accumulated depreciation and amortization        (275,145)    (258,772)
-------------------------------------------------------------------------------
    Net plant and equipment                                231,934      246,428
-------------------------------------------------------------------------------
Investments restricted under letter of credit
  arrangements (at cost, which approximates market)          8,492        8,799
Other Assets                                                15,047       11,905
-------------------------------------------------------------------------------
                                                         $ 370,314    $ 363,938
===============================================================================

                                                                  December 31,
                                                              ------------------
(Dollars in thousands, except share data)                         1994      1993
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                            $ 34,525  $ 33,266
  Accrued wages, salaries and vacation pay                      36,114    34,191
  Claims and insurance accruals                                 31,860    33,084
  Income taxes
    Current                                                      1,439       522
    Deferred                                                        --        --
  Other payables and accrued expenses                           13,779    11,496
  Current maturities of long-term debt                           3,206     5,494
--------------------------------------------------------------------------------
    Total current liabilities                                  120,923   118,053
--------------------------------------------------------------------------------
Long-Term Debt:
  6.25% Convertible Subordinated Debentures, Due 2011           49,994    49,994
  Other long-term debt                                          18,283    21,182
--------------------------------------------------------------------------------
    Total long-term debt                                        68,277    71,176
--------------------------------------------------------------------------------
Reserves and Deferred Credits:
  Income taxes                                                  17,779    15,168
  Other deferred liabilities                                     7,813     8,211
  Insurance claims                                              27,176    29,718
--------------------------------------------------------------------------------
    Total reserves and deferred credits                         52,768    53,097
--------------------------------------------------------------------------------
Leases, Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, $100 par value, 4% cumulative, authorized
    25,000 shares, outstanding 22,112 shares                     2,211     2,211
  Common stock, $.50 par value, authorized 20,000,000
    shares, outstanding 6,561,672 shares in 1994 and 1993        3,281     3,281
  Paid-in capital                                               44,393    44,349
  Retained earnings                                             78,461    71,771
--------------------------------------------------------------------------------
                Total stockholders' equity                     128,346   121,612
--------------------------------------------------------------------------------
                                                              $370,314  $363,938
================================================================================

The notes to consolidated financial statements are an integral part of these balance sheets.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          Carolina Freight Corporation

                                                                     For the years ended December 31,
                                                               ------------------------------------------
(Dollars in thousands, except share data)                          1994             1993             1992
---------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                              $935,940         $845,350         $801,138
---------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Employee compensation
    Linehaul                                                    156,790          149,514          139,474
    Pickup and delivery                                         145,356          141,033          134,257
    Platform and terminal                                       188,489          181,192          169,370
    Other                                                        73,960           66,388           62,894
---------------------------------------------------------------------------------------------------------
      Total employee compensation                               564,595          538,127          505,995
  Fuel and fuel taxes                                            46,611           43,364           41,035
  Tires, repair parts and other operating expenses               43,482           39,523           35,524
  Operating taxes and licenses                                   12,610           12,352           11,962
  Insurance premiums and claims                                  24,103           24,386           26,413
  Communications and utilities                                   11,825           11,185           11,545
  Depreciation and amortization, net of gain
    (loss) on disposition of operating assets
    {1994-($15); 1993-$3,222; 1992-($886)}                       34,690           31,887           40,670
  Purchased transportation                                      124,496          100,717           88,233
  Equipment and building rents                                    5,463            5,041            5,063
  General supplies and expenses                                  40,831           33,730           30,905
  Nonrecurring charges                                            1,026            4,408
---------------------------------------------------------------------------------------------------------
      Total operating expenses                                  909,732          840,312          801,753
---------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM OPERATIONS                                  26,208            5,038             (615)
---------------------------------------------------------------------------------------------------------
OTHER INCOME AND (EXPENSES):
  Interest expense                                               (6,232)          (6,553)          (6,565)
  Interest income                                                   764              415              509
  Other expense, net                                             (5,912)          (4,229)          (3,229)
---------------------------------------------------------------------------------------------------------
                                                                (11,380)         (10,367)          (9,285)
---------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES                              14,828           (5,329)          (9,900)
INCOME TAX PROVISION (BENEFIT)                                    6,828           (1,167)          (3,712)
---------------------------------------------------------------------------------------------------------
Net earnings (loss) before cumulative effect
  of changes in accounting principles                             8,000           (4,162)          (6,188)
Cumulative effect of changes in accounting principles            (1,222)           9,836
---------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                            $  6,778       ($   4,162)        $  3,648
=========================================================================================================
Net earnings (loss) per share before cumulative
  effect of changes in accounting principles                   $   1.21       ($     .65)       ($    .96)
Cumulative effect of changes in accounting principles              (.19)               -             1.50
---------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) PER SHARE                                  $   1.02       ($     .65)        $    .54
=========================================================================================================

The notes to consolidated financial statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          Carolina Freight Corporation

                                                                             For the years ended December 31,
                                                                      -------------------------------------------
(Dollars in thousands)                                                    1994             1993              1992
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss) for the year                                    $  6,778         $ (4,162)         $  3,648
  Noncash items included in earnings (loss):
    Depreciation and amortization                                       34,675           35,109            39,784
    Deferred income taxes                                                1,095           (3,612)           (3,439)
    Cumulative effect of accounting principle
      change on deferred tax accounts                                     (777)               -           (12,203)
  Net proceeds from sales of receivables                                     -           25,000                 -
  Increase in customer and interline receivables                        (9,828)         (14,445)           (5,055)
  Increase in accounts payable                                           1,259              909             7,344
  Increase (decrease) in claims payable and insurance accruals          (3,766)           2,500            11,331
  Net increase (decrease) in other working capital items                   135            2,457              (253)
  Other, net                                                              (414)          (3,187)             (345)
-----------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                        29,157           40,569            40,812
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of plant and equipment:
    Revenue and service equipment                                      (17,392)         (17,283)          (22,235)
    Land and structures                                                 (4,048)          (4,665)          (10,152)
    Other equipment and leasehold improvements                          (6,907)          (7,354)           (4,192)
  Proceeds from disposal of plant and equipment                          7,685           13,497             2,570
-----------------------------------------------------------------------------------------------------------------
       Net cash used for investing activities                          (20,662)         (15,805)          (34,009)
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                 812              578             1,567
  Repayment of long-term debt                                           (6,000)          (6,265)           (3,258)
  Net proceeds from (repayments of)
    revolving credit agreements                                              -          (18,000)             (500)
  Common stock issued                                                        -                -                 6
  Dividends on common and preferred stock                                  (88)          (1,401)           (3,369)
-----------------------------------------------------------------------------------------------------------------
       Net cash used for financing activities                           (5,276)         (25,088)           (5,554)
-----------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY INVESTMENTS                3,219             (324)            1,249
CASH AND TEMPORARY INVESTMENTS AT BEGINNING OF YEAR                      6,502            6,826             5,577
-----------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY INVESTMENTS AT END OF YEAR                         $  9,721         $  6,502          $  6,826
=================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
  Cash paid during the year for:
    Interest                                                          $  5,374         $  6,563          $  6,511
    Income taxes                                                         5,593              682               831
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
  A capital lease obligation of $3,196,000 was incurred
    in 1992 when the Company entered into a lease for
    new computer equipment.
=================================================================================================================


The notes to consolidated financial statements are an integral part of these statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
                          Carolina Freight Corporation

                                     Preferred    Common    Paid-in   Retained
(Dollars in thousands)                   Stock     Stock    Capital   Earnings
------------------------------------------------------------------------------
Balances at December 31, 1991           $2,211    $3,281    $44,343    $77,055
  Net earnings for the year                  -         -          -      3,648
  Dividends declared:
    Preferred stock - $4.00 per share        -         -          -        (88)
    Common stock - $.50 per share            -         -          -     (3,281)
  Debentures converted (126 shares)          -         -          6          -
------------------------------------------------------------------------------
Balances at December 31, 1992            2,211     3,281     44,349     77,334
  Net loss for the year                      -         -          -     (4,162)
  Dividends declared:
    Preferred stock - $4.00 per share        -         -          -        (88)
    Common stock - $.20 per share            -         -          -     (1,313)
------------------------------------------------------------------------------
Balances at December 31, 1993            2,211     3,281     44,349     71,771
  Net earnings for the year                  -         -          -      6,778
  Dividends declared:
    Preferred stock - $4.00 per share        -         -          -        (88)
    Contributed capital                      -         -         44          -
------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994           $2,211    $3,281    $44,393    $78,461
==============================================================================

The notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          Carolina Freight Corporation
                        December 31, 1994, 1993 and 1992


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

--------------------------------------------------------------------------------
Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of Carolina Freight Corporation (the Corporation) and its wholly owned subsidiaries, Carolina Freight Carriers Corporation (CFCC), Red Arrow Freight Lines, Inc. (Red Arrow), G.I. Trucking Company (G.I.), Cardinal Freight Carriers, Inc., CaroTrans International, Inc., Carrier Computer Services, Inc., The Complete Logistics Company, Innovative Logistics Incorporated, Carolina Breakdown Services, Inc., Carolina Freight Funding Corporation, Motor Carrier Insurance, Ltd. (MCI), CaroTrans Canada, Ltd., and Carolina Freight de Mexico, S.A. de C.V. All significant intercompany accounts and transactions have been eliminated in consolidation.
        Certain amounts for prior years have been reclassified to conform with statement presentations for 1994. The reclassifications have no effect on stockholders' equity or net income as previously reported.

--------------------------------------------------------------------------------
Securitization of Receivables:

In December 1993, the Corporation entered into an agreement to sell, on a revolving basis, a $60 million ownership interest in a designated pool of its customer receivables. The pool of receivables eligible for sale is held by a trust in which the Corporation retains the residual ownership interest. As of December 31, 1994 and 1993, customer and interline receivables are shown net of $98,782,000 and $95,786,000 respectively of receivables transferred to the trust. The Corporations interest in the pool of receivables held by the trust is included in customer receivables held by trust, net, on the accompanying 1994 and 1993 balance sheets.
     The agreement for this revolving sale of receivables expires in December 2000. Investment banking, legal and other costs associated with executing this transaction of $750,000 are included in other expense, net, on the accompanying 1993 statement of operations.
     The Corporation maintains an allowance for doubtful accounts ($5,683,000 in 1994 and $5,182,000 in 1993) based upon the expected collectibility of all customer and interline receivables, including receivables sold.
     The ongoing cost of these programs of $3,937,000 in 1994 and $1,494,000 in 1993 are included in other expense, net, on the accompanying statements of operations.

--------------------------------------------------------------------------------
Reinsurance Receivables:

Reinsurance receivables represent amounts due to MCI, the Corporations wholly-owned captive insurance subsidiary, from United Insurance Company (United) for reinsurance premiums and amounts advanced to United for payment of insurance claims.

--------------------------------------------------------------------------------

Plant and Equipment:

The cost of revenue equipment does not include the cost of tires, which is carried as a prepaid expense and amortized over the estimated tire lives. Depreciation of plant and equipment is computed on the straight-line basis for financial statement purposes over the following estimated useful lives: revenue and service equipment (3 to 10 years, 5-15% salvage); structures (15 to 50 years); other equipment (3 to 10 years, 0-10% salvage); and leasehold improvements (lease term).

--------------------------------------------------------------------------------
Maintenance and Repairs:

Expenditures for normal maintenance and repairs are expensed, whereas those for renewals or betterments that affect the nature of an asset or increase its useful life are capitalized. Upon the retirement of fixed assets, the related accumulated depreciation is removed from the accounts and any gain or loss is reflected in the Corporation's statement of earnings with the exception of gains on trade-ins, which are included in the bases of the new assets.

--------------------------------------------------------------------------------
Claims and Insurance Accruals:

Claims and insurance accruals reflect the Corporation's estimated cost of uninsured claims incurred but not paid prior to year-end for cargo loss and damage, bodily injury and property damage, workers compensation, noncontractual employees medical expenses, and revenue adjustments. The present value of such claims is accrued using a risk free treasury rate that averaged 7.7% for 1994 and a discount rate of 7% for 1993. The total undiscounted liability (both current and long-term) was $67,715,000 as of December 31, 1994, and $73,474,000 as of December 31, 1993.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         Carolina Freight Corporation

--------------------------------------------------------------------------------
Environmental Accruals:

Costs incurred to remediate environmental contamination, caused primarily by defective underground storage tanks, are recorded when it is probable that a liability has been incurred and the related amount can be reasonably estimated. In situations where a single estimate of such costs cannot be developed, it is the Corporations policy to record its estimated minimum exposure. Losses resulting from environmental liabilities are reduced by claims for potential recoveries from third parties when collection of the recoverable amounts is probable.

--------------------------------------------------------------------------------
Income Taxes:

The Corporation recognizes income taxes in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which utilizes an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between financial statement carrying amounts and tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The
Company recorded an additional $580,000 deferred tax in 1993 to reflect the corporate tax rate increase to 35%.

--------------------------------------------------------------------------------
Post-retirement Benefits Other Than Pensions:

The Corporation recognizes post-retirement benefits in accordance with SFAS No. 106, "Employers Accounting for Post-retirement Benefits Other than Pensions". Under SFAS No. 106, the Corporation is required to accrue the estimated cost of post-retirement benefits other than pensions during its employees active service periods.

--------------------------------------------------------------------------------
Post-employment Benefits:

Effective January 1, 1994, the Corporation adopted SFAS No. 112, "Employers Accounting for Post-employment Benefits". Under SFAS No. 112, the Corporation is required to accrue the estimated cost of post-employment benefits during its employees' active service periods. Prior to January 1, 1994, the Corporation expensed the cost of these benefits when paid.

--------------------------------------------------------------------------------
Insurance Reserves Discount Rate:

Effective January 1, 1994, the Corporation adopted the Securities and Exchange Commission directive for publicly held corporations that insurance liabilities be reduced to present values at a "risk free" rate. Prior to January 1, 1994 the Corporation used a 7% interest rate.

--------------------------------------------------------------------------------

Recognition of Revenue:

The Corporation's revenue recognition policy is to recognize revenue on a percentage-of-completion basis.

--------------------------------------------------------------------------------
Earnings Per Share:

Earnings per share have been computed based on the weighted average number of common shares outstanding, which was 6,563,705 in 1994, 6,561,672 in 1993, and 6,561,634 in 1992.

--------------------------------------------------------------------------------
Statement of Cash Flows:

The Corporation considers all highly liquid investments with a maturity of three months or less when purchased to be temporary investments.

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES:
As discussed in the Accounting Policies footnote, the Corporation changed its methods of accounting for post-employment benefits as of January 1, 1994. The cumulative effect of this change in 1994 is immaterial. The Corporation also changed the interest rate used to reduce insurance reserves to their present value to a "risk free" rate effective January 1, 1994. The cumulative effect of this change on 1994 net earnings is a reduction of $1,222,000. The Corporation changed its methods of accounting for income taxes, post-retirement benefits other than pensions and revenue recognition as of January 1, 1992. The cumulative effect of each of these changes on 1992 net earnings is discussed in the following footnotes and is summarized as follows (in thousands):

Change in accounting for
  deferred tax liabilities                                             $12,203
Record liability for post-retirement
  benefits, net of related income taxes                                   (570)
Change in method of revenue recognition,
  net of related income taxes                                           (1,797)
--------------------------------------------------------------------------------
                                                                       $ 9,836
================================================================================

INCOME TAXES:
The Corporation adopted SFAS No. 109, "Accounting for Income Taxes", effective January 1, 1992. The cumulative effect on prior years of this change in accounting principle increases 1992 net earnings by $12,203,000 or $1.86 per share, and is reported as part of the cumulative effect of changes in accounting principles in the accompanying 1992 consolidated statements of operations.
        The provision for income taxes consists of the following:

(in thousands)                                1994          1993           1992
-------------------------------------------------------------------------------
Current provision (benefit)
  Federal                                  $ 3,887       $ 1,856        $  (276)
  State                                      1,846           589              3
-------------------------------------------------------------------------------
                                             5,733         2,445           (273)
-------------------------------------------------------------------------------
Deferred taxes arising from
  Accelerated depreciation
    and other book/tax
    differences for plant
    and equipment                           (2,172)       (1,542)           616
  Prepaid tires expensed
    for tax purposes                          (293)          (18)          (137)
  Reserves not currently
    deductible                              (1,530)       (3,493)        (1,905)
  Revenue not currently
    taxable                                    115           531            413
  Effect of alternative
    minimum tax                              4,859           839         (1,668)
  Effect of increase
    in tax rate                                  -           580              -
  Other, net                                   116          (509)          (496)
-------------------------------------------------------------------------------
                                             1,095        (3,612)        (3,177)
Investment tax credit-
  Amortization                                   -             -           (262)
-------------------------------------------------------------------------------
Total provision (benefit)                  $ 6,828       $(1,167)       $(3,712)
===============================================================================

        The total provision for income taxes varies from the statutory corporate tax rate for the following reasons:

(in thousands)                            1994             1993           1992
------------------------------------------------------------------------------
Statutory federal tax rate                35.0%           (35.0%)        (34.0%)
Increase(reduction) in
  taxes resulting from:
Increase in tax rate to 35%                  -             10.9              -
Amortization of investment
  tax credit,net of tax basis
  reduction impact                           -                -           (2.6)
Nondeductible business
  expenses                                 5.2              6.4            1.9
Nontaxable life insurance
  (proceeds) costs, net                   (1.1)            (2.9)          (1.7)
State income taxes,
  net of federal tax benefit               4.4             (3.4)          (3.9)
Other items, net                           2.5              2.1            2.8
------------------------------------------------------------------------------
Actual tax rate                           46.0%           (21.9%)        (37.5%)
==============================================================================

        The tax effect of temporary differences giving rise to the Company's consolidated deferred tax liability at December 31, 1994 and December 31, 1993 are as follows:

                                                            1994           1993
-------------------------------------------------------------------------------
Deferred tax assets
Claims and insurance reserves                           $ 19,481       $ 17,878
Alternative minimum tax
  credit carryforward                                        843          5,702
Allowance for bad debts                                    2,218          2,010
Accrued vacation payable                                   5,658          5,049
Deferred compensation costs                                1,281          1,921
Other                                                      2,024            215
-------------------------------------------------------------------------------
Deferred tax assets                                       31,505         32,775
Deferred tax liabilities
Depreciation and other
  differences for plant
  and equipment                                          (29,365)       (31,192)
Accrued pension costs                                     (6,791)        (5,862)
Prepaid tires                                             (5,070)        (5,303)
Unearned revenue                                          (4,933)        (4,754)
-------------------------------------------------------------------------------
Deferred tax liabilities                                 (46,159)       (47,111)
Net deferred tax liabilities                            $(14,654)      $(14,336)
===============================================================================

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         Carolina Freight Corporation

        The Company did not record any valuation allowances against deferred tax assets. In the opinion of management, the reversal of taxable temporary differences will allow the realization of the deferred tax assets.
        In 1992, the Corporation was in an alternative tax position as the Corporation's alternative minimum tax benefit was less than its regular tax benefit by $1,668,000. In 1994 and 1993, the Corporation was in a regular tax position and was able to partially utilize its existing minimum tax credit carryforward. The cumulative alternative minimum tax in excess of regular tax of $843,000 at December 31, 1994 is available as a credit in future years when regular tax exceeds alternative minimum tax.
     The Internal Revenue Service (IRS) has substantially completed its examinations of the Company's federal income tax returns for the three years ended December 31, 1991, and has raised potential adjustments in several areas. The IRS is expected to issue a statutory Notice of Deficiency in 1995 for additional taxes, plus interest, relating to those years. The most significant issue raised relates to the deductibility of certain pension payments made by the Company to underfunded multi-employer pension plans, deductions that in managements opinion have been consistently taken throughout the industry. The Company disagrees with the IRS on the matter of the pensions and intends to pursue its judicial remedies as necessary. Full loss of the disputed pension matter, plus interest costs through December 31, 1994, would result in a charge to net earnings of approximately $2,500,000 or $.38 per share. In the opinion of management, adequate provision has been made for all income taxes and related interest; any liability that may arise for prior periods, as a result of the proposed IRS adjustments (excluding the final resolution of the pension issue), will not have a material effect on the Company's consolidated financial position or its results of operations.

LONG-TERM DEBT:
Long-term debt at December 31, 1994 and 1993 consisted of the following (in thousands):

                                                                     1994                    1993
---------------------------------------------------------------------------------------------------------
                                                           Long term     Current    Long-term     Current
                                                             Portion     Portion      Portion     Portion
---------------------------------------------------------------------------------------------------------
6.25% Convertible Subordinated Debentures,
  Due 2011, issued in April 1986                             $49,994      $    -      $49,994      $    -
9.4% Note - due $365,000 quarterly through January 1995
  with balance of $545,000 due April 1995                          -           -            -       2,370
7.25% to 8.125% Industrial Revenue Bonds due through 1996,
  collateralized by certain terminal properties                    -           -          236         294
Industrial Revenue Bonds due through October 2001,
  bearing interest at 65% to 88% of prime rate,
  collateralized by certain terminal properties                6,449         969        7,418         732
Industrial Revenue Bonds due through October 1998,
  bearing interest at 65.6% of prime rate plus 2%,
  collateralized by certain terminal properties                  528         189          740         188
8% to 10% Notes - due monthly through August 2003,
  collateralized by certain terminal properties
  and computer equipment                                         271          66          337          60
Capitalized Computer Leases expiring December 31, 1997
  with interest of 6.91%                                       4,394       1,978        6,372       1,846
Other (primarily borrowings against life insurance
  policies bearing interest at 7.40% to 11.75%)                6,641           4        6,079           4
---------------------------------------------------------------------------------------------------------
Total                                                        $68,277      $3,206      $71,176      $5,494
=========================================================================================================

--------------------------------------------------------------------------------
Carolina Freight Corporation

The 6.25% Convertible Subordinated Debentures may be converted into common stock at $47.50 per share. The price of the common stock of the Corporation on the date of issue was $38. The Corporation may redeem the debentures at a price of 101.25% declining to 100% at April 15, 1996. FASB 107, "Disclosures about Fair Value of Financial Instruments" requires that the fair value of the debentures be disclosed. The debentures had a quoted market value of $33,371,000 at December 31, 1994, and $42,995,000 at December 31, 1993. At
December 31, 1994 the Corporation had other fixed rate obligations of $13,354,000. In the opinion of management, based on the borrowing rates currently available to the Corporation for loans with similar terms and maturities, the recorded amounts closely approximate fair value.
     On March 17, 1994, Carolina Freight Carriers Corporation and Red Arrow Freight Lines entered into a new $45,000,000 revolving credit agreement with a group of banks. Under this agreement, which currently provides approximately $10,000,000 ($15,000,000 at December 31, 1994) of revolving line of credit availability, $35,000,000 of letters of credit and expires June 30, 1996, substantially all of their revenue and service equipment, $45.8 million of their land and structures and the Corporation's customer receivables held by trust, are pledged as collateral. This agreement and existing agreements contain restrictions regarding the maintenance of specified debt, tangible net worth, and cash flow ratios. CFCC paid off the 9.40% note and $456,000 of certain other debt with amounts borrowed under this agreement. The interest rate for borrowings under this agreement will be, at the Corporation's option, the lead banks base rate or another variable rate which fluctuates (in part) based on changes in certain financial ratios of the Corporation. This agreement states that the occurrence of a material adverse change in the Corporations financial condition, as determined by the participating banks, is an event of default. If an event of default occurs, then the lenders may declare the outstanding borrowings under the agreement, certain other debt, and all interest thereon to be due and payable. At December 31, 1994 there was no indebtedness under the revolving line of credit availability.
     At December 31, 1993, Carolina had a loan commitment of $25 million under an unsecured revolving credit agreement (credit agreement) with a group of banks. The credit commitment was reduced by $10 million on December 29, 1993. There was no indebtedness under the credit agreement as of Decem ber 31, 1993. This agreement expired in March 1994 and was replaced by the $45 million revolving credit agreement discussed above.
     The maximum amount outstanding under the agreement at any month-end, the average amount outstanding during the year, and the weighted average interest rates were (in thousands):

                                               1994           1993         1992
-------------------------------------------------------------------------------
Maximum amount
  outstanding at
  month-end                                 $12,000        $35,000      $25,500
Average amount
  outstanding                                 3,305         27,592       22,668
Average
  interest rate                                 6.1%           4.8%         4.4%

The agreement carries a commitment fee which varies depending on changes in certain financial ratios. Unused commitment fee was .375% in 1994.
     The aggregate annual maturities of long-term debt for each of the five years ending December 31 are as follows: 1995-$3,206,000; 1996-$3,945,000;
1997-$6,489,000; 1998-$3,754,000; and 1999-$3,489,000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         Carolina Freight Corporation

EMPLOYEE RETIREMENT PLANS:
The Corporation has three pension plans to provide retirement benefits to employees not covered by collective bargaining agreements.
     The following table sets forth the defined benefit plans' funded status at December 31 (in thousands):

                                                            1994           1993
-------------------------------------------------------------------------------
Actuarial present value
  of benefit obligations -
    Vested benefits                                     $ 55,523       $ 51,594
    Nonvested benefits                                     2,342          2,636
Accumulated benefit obligations                           57,865         54,230
Effect of projected future
  compensation levels                                     16,263         13,950
Projected benefit obligations                             74,128         68,180
Plans assets at fair market value                         72,969         73,046
-------------------------------------------------------------------------------
Plans assets in excess of projected
  benefit obligations                                   $ (1,159)      $  4,866
===============================================================================
Consisting of:
  Unrecognized net assets at
    January 1, 1986 net of
    amortization over 13-19 years                       $  2,137       $  2,636
Unrecognized net gain due to
  past experience different from
  assumptions made                                         7,381         13,356
Less: Unfunded accrued
  pension cost                                           (10,677)       (11,126)
-------------------------------------------------------------------------------
Total                                                   $ (1,159)      $  4,866
===============================================================================

     The plans assets consist primarily of corporate stocks, United States government securities, common trust bond funds and real estate investments. The plans hold approximately 38,000 shares of the Corporation's common stock. A 7.5% weighted average discount rate and a 5.5% rate of increase in future payroll costs were used in determining the actuarial present value of the projected benefit obligations. The expected long-term rate of return on assets was 7.5%.

     The net periodic pension cost of defined benefit plans include the following components (in thousands):

                                                 1994        1993        1992
-------------------------------------------------------------------------------
Service costs (benefits
  earned during the year)                        $4,226      $4,466      $4,447
Interest cost on projected
  benefit obligations                             5,073       4,686       4,619
Actual return on
  plan assets                                     1,458      (8,135)     (3,921)
Net amortization
  and deferral                                   (7,702)      2,225      (2,977)
Net periodic
  pension cost                                    3,055       3,242       2,168
===============================================================================

        An additional benefit plan provides certain death and retirement benefits for the officers and directors of the Corporation. As of December 31, 1993, the projected and accumulated benefit obligations of the plan were $2,823,000, of which $2,662,000 represented vested benefits. The plan is not funded; however, the Corporation has accrued a liability in an amount approximating the projected benefit obligation. The unrecognized net liability and unrecognized net gain components of the above are not significant. The Corporation has purchased insurance on the participants lives (face coverage amount - $20,240,000) which will effectively be used to fund the payment of plan benefits. The Corporation is the owner and beneficiary of these policies.
        In 1994, the Corporation terminated its Executive Deferred Compensation Plan agreement with certain directors and officers. Plan benefits were accrued and paid using the prime rate as the annual return on compensation that had been deferred. The Corporation is owner and beneficiary of insurance policies on the participants lives. This insurance will be retained and used to fund the payment of certain death and retirement benefits as discussed in the preceding paragraph.
        Carolina and Red Arrow contributed $31,842,000 in 1994, $30,810,000 in 1993, and $28,343,000 in 1992, to multi-employer pension plans for employees covered by collective bargaining agreements.
        As discussed in the Summary of Significant Accounting Policies, the Corporation adopted SFAS No. 106, "Employees Accounting for Post-retirement Benefits Other than Pensions", effective January 1, 1992. Until July 1, 1993 employees retiring from the Corporation after attaining age 62 who had rendered at least 12 years of service to the Corporation were entitled to post-retirement health care and dental benefit coverage until age 65. These benefits are subject to deductibles and other limitations. This program was discontinued effective with retirements after July 1, 1993. The accumulated post-retirement benefit obligation at January 1, 1992 of $920,000 (net of related income taxes of $350,000) was recognized by the Corporation as a cumulative effect of change in accounting principle in 1992. This change decreased 1992 net earnings by $570,000 or $.09 per share.
        In determining the present value of the accumulated post-retirement benefit obligations, the company used a 13% health care cost trend rate for 1994 and a 14% rate for 1993 and 1992 decreasing 1% per year until leveling off at 5%. A 1% increase in the trend rate would increase the accumulated benefit obligation as of December 31, 1994,

1993 and 1992 by approximately 2%. The weighted average discount rate used in calculating the obligation for 1994, 1993 and 1992 was 7 1/2%
        On September 1, 1992 the Corporation offered a Retirement Incentive Program to eligible employees which provided for enhanced pension benefits and extended health care, dental coverage and life insurance until age 65. Of the 172 individuals eligible, 112 elected to participate prior to its expiration in late 1992. The implementation of the Retirement Incentive Program resulted in a nonrecurring charge of $4,408,000 in 1992, which is comprised of a $3,331,000 increase in the post-retirement benefit obligation and $1,077,000 increase in the net pension liability. The Corporation's post-retirement benefit obligations are not funded.
        In November of 1992, the Financial Accounting Standards Board issued a new standard on accounting for postemployment benefits (FASB 112). This standard requires that the expected costs of these benefits be charged to expense during the years that the employees render service. The change was adopted as of January 1, 1994 with an immaterial cumulative effect on the Corporations reported financial position and results of operations.

CAPITAL STOCK:
The 4% cumulative preferred stock is redeemable by the Corporation, in whole or in part, at any time at $104 per share plus accrued dividends. There are no dividends in arrears on the preferred stock. The Corporation has established four incentive stock option plans for its key personnel. These plans allow for acceleration of option exercises in the event of a change in control of the Corporation.
        A summary of changes in stock options for the three-year period ended December 31, 1994 follows:

                                                         Price          Number
                                                        Ranges        of Shares
-------------------------------------------------------------------------------
Under option at December 31, 1991
  (243,915 shares exercisable)                       14.50 to 34.38     345,350
  Granted                                                     20.00       1,000
  Lapsed                                             14.50 to 19.63     (12,350)
Under option at December 31, 1992
  (274,780 shares exercisable)                       16.38 to 34.38     334,000
  Granted                                            13.38 to 14.50     314,250
  Lapsed                                             17.31 to 20.00     (65,800)
  Cancelled                                          16.38 to 34.38    (164,400)
Under option at December 31, 1993
  (215,300 shares exercisable)                       13.38 to 19.63     418,050
  Granted                                             9.13 to 11.25     290,000
  Lapsed                                             11.25 to 19.63    (151,600)
Under option at December 31, 1994
  (202,020 shares exercisable)                        9.13 to 19.63     556,450
-------------------------------------------------------------------------------

At December 31, 1994, 662,838 shares were reserved for issuance under the stock option plans.

LEASES, COMMITMENTS AND CONTINGENCIES:
The Corporation leases certain terminals and equipment under operating lease agreements expiring at various dates through 2009. Aggregate future minimum rentals payable under these operating leases are as follows (in thousands):

1995                                                                     $14,458
1996                                                                      13,249
1997                                                                      11,300
1998                                                                       6,258
1999                                                                         737
2000-2009                                                                  2,359
--------------------------------------------------------------------------------
Total                                                                    $48,361
================================================================================

        The Corporation is contingently liable under letters of credit for $36,577,000 in connection with its insurance programs and industrial revenue bond terminal financings. As of December 31, 1994, the Corporation has pledged approximately $9,875,000 of investments ($1,383,000 temporary and $8,492,000 long-term) as collateral under such letter of credit agreements at MCI. The letters of credit serve to guarantee the payment of insurance claims by Carolina, G.I., Red Arrow and MCI, which are provided for on their respective balance sheets.
     The Corporation has been named by the Environmental Protection Agency and by several state environmental agencies as a potentially responsible part at six federal and state Superfund sites. CFCC's exposure in these matters is either de minimis or is not expected to be material.
     The Corporation is involved in various litigation arising in the normal course of business. In the opinion of management, the ultimate recovery or liability, if any, resulting from such matters will not materially affect the financial position or results of operations of the Corporation.

RECOGNITION OF REVENUE:
The Corporation changed its revenue recognition policy effective January 1, 1992. The cumulative effect of this change in accounting principle created an after-tax charge of approximately $1,800,000 or $.27 per share in the first quarter of 1992 and is reported as part of the cumulative effect of changes in accounting principles in the 1992 consolidated statements of earnings.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         Carolina Freight Corporation

SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
The following table presents certain financial information for each quarter during 1994 and 1993 (in thousands except per share data):

                                                                          1994
                                              ---------------------------------------------------------
                                                 First       Second       Third      Fourth       Total
-------------------------------------------------------------------------------------------------------
Operating Revenue                             $192,630     $263,203    $203,340    $276,767    $935,940
Operating Income                                (1,922)      18,974       4,545       4,611      26,208
Net earnings (loss) before cumulative
  effect of change in accounting principle      (2,918)       9,640       1,010         268       8,000
Cumulative effect of change
  in accounting principle                       (1,222)           -           -           -      (1,222)
Net earnings (loss)                             (4,140)       9,640       1,010         268       6,778
=======================================================================================================

Net earnings (loss) per share
  before cumulative effect of change
  in accounting principle                     $  (0.44)    $   1.46    $   0.15    $   0.04    $   1.21
Cumulative effect of change
  in accounting principle                        (0.19)           -           -           -       (0.19)
Earning (loss) per share                         (0.63)        1.46        0.15        0.04        1.02
=======================================================================================================


                                                                          1993
                                              ---------------------------------------------------------
                                                 First       Second       Third      Fourth       Total
-------------------------------------------------------------------------------------------------------
Operating revenue                             $187,331     $196,773    $198,557    $262,689    $845,350
Operating income                                 1,357        1,403       1,159       1,119       5,038
Net loss                                          (390)        (548)     (1,583)     (1,641)     (4,162)
-------------------------------------------------------------------------------------------------------
Loss per share                                $  (0.06)    $  (0.09)   $  (0.24)   $  (0.26)   $  (0.65)
-------------------------------------------------------------------------------------------------------

The Corporation's fiscal year consists of three quarters of 12 weeks each and a final quarter of 16 weeks.

     Operating results for the full year were impacted by a number of unusual events. In the first quarter, G.I. Trucking (GITC), the Corporation's West Coast less-than-truckload (LTL) subsidiary, was negatively impacted by a large earth-quake in Southern California. Carolina Freight Carriers Corporation (CFCC), the Corporations less-than-truckload subsidiary covering the Midwest, Northeast and Southeast, experienced severe winter weather. Both of these factors reduced revenue and decreased productivity.
     During the second quarter, the International Brotherhood of Teamsters
(IBT) imposed a strike on most unionized trucking companies. CFCC and Red Arrow Freight Lines, Inc., the Company's two unionized subsidiaries, avoided the work stoppage by signing an interim agreement with the IBT. Business levels for all of the Corporation's LTL subsidiaries increased significantly during the strike.
     In the fourth quarter, most of the senior management team at CFCC was replaced. James R. Hertwig, formerly a vice president of the holding company, was named president of CFCC. As a result of these changes and other retirements, the Company incurred nonrecurring charges relating to severance and retirement benefits.
     Fourth quarter results were favorably impacted by reductions in overcharge and discount reserves in our LTL operations due to the positive impact on post-invoice adjustments as a result of the Negotiated Rates Act of 1994 and actual claim experience settling more favorably than anticipated in the first half of the year. In addition, increasing discount rates reduced the level of self-insurance reserves, therefore lowering insurance expenses in the fourth quarter. Finally, the Corporation received notice of the preliminary results of an ongoing Internal Revenue Service audit.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------
To the Board of Directors and Stockholders of Carolina Freight Corporation:

     We have audited the accompanying consolidated balance sheets of Carolina Freight Corporation (a North Carolina corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carolina Freight
Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
        As discussed in the notes to the consolidated financial statements, effective January 1, 1994, the Corporation changed its method of utilizing interest rates in its discounted insurance liabilities calculation.
Additionally effective January 1, 1992, the Corporation changed its methods of accounting for revenue recognition, post-retirement benefits other than pensions, reinsurance of insurance contracts, and income taxes.

                                                             Arthur Andersen LLP

Charlotte, North Carolina,
January 31, 1995.


                                                                              37